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FORM 4
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[ ] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    KURTZ           KEN           W.
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    (Last)         (First)       (Middle)

         3434 EAST 7800 SOUTH, #237
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                  (Street)

    SALT LAKE CITY   UTAH         84121
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    (City)         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

  EASTPORT RED'S INCORPORATED
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3.  IRS Or Social Security
    Number of Reporting
    Person (Voluntary)


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4.  Statement for Month/Year

  12/2000
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [ ] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [X] Other (specify below)

      FORMER OFFICER, DIRECTOR & 10% OWNER (1)
    --------------------------------------------------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
================================================================================

=============================================================================================================================
                   TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
=============================================================================================================================
--------------------  ----------  ----------  ----------------------------  ----------------  -----------  ------------------
1. Title of Security  2. Trans-   3. Trans-   4. Securities Acquired (A)    5. Amount of      6. Owner-    7. Nature of
   (Instr. 3)          action       action        or Disposed of (D)           Securities      ship Form:    Indirect
                       Date          Code       (Instr. 3, 4 and 5)          Beneficially     Direct (D)    Beneficial
                       (Month/    (Instr. 8)                                   Owned at       or Indirect   Ownership
                       Day/       ----- ----  ----------- ------ ---------    End of Month     (I)          (Instr. 4)
                       Year)                              (A) or            (Instr. 3 and 4)  (Instr. 4)
                                  Code   V      Amount      (D)    Price
--------------------  ----------  ----- ----  ----------- ------ ---------  ----------------  -----------  ------------------
-----------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK (2)      12/01/00     U          9,100,000     I      $0          900,000            I        INDIRECTLY HELD
                                                                                                            THROUGH FIRST
                                                                                                            AVENUE, LTD.
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=============================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

============================================================================================================
           Table II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                  (e.g., puts, calls, warrants, options, convertible securities)
============================================================================================================
----------------------   ------------   ----------   ----------   ---------------------------
1. Title of Derivative   2. Conver-     3. Trans-    4. Trans-    5. Number of Derivative
   Security                sion or        action       action       Securities Acquired (A)
    (Instr. 3)             Exercise        Date         Code          or Disposed of (D)
                           Price of       (Month/    (Instr. 8)      (Instr. 3,4, and 5)
                          Derivative     Day/Year)   ----- ----   ------------- -------------
                           Security                  Code   V          (A)           (D)
----------------------   ------------   ----------   ----- ----   ------------- -------------
----------------------------------------------------------------------------------------------

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============================================================================================================

============================================================================================================
           Table II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                  (e.g., puts, calls, warrants, options, convertible securities)           (continued)
============================================================================================================
--------------------   ------------------------   -----------   ------------   -------------   -------------
6. Date Exercisable    7. Title and Amount of     8. Price of   9. Number of   10. Ownership   11. Nature of
  and Expiration        Underlying Securities      Derivative     Derivative     Form of          Indirect
    Date                 (Instr. 3 and 4)          Security       Securities    Derivative       Beneficial
  (Month/Day/Year)                                 (Instr. 5)   Beneficially     Security:       Ownership
---------  ---------   ------------  ----------                   Owned at      Direct (D)       (Instr. 4)
  Date      Expir-        Title      Amount or                  End of Month     or Indirect
  Exer-      ation                   Number of                   (Instr. 4)        (I)
 cisable     Date                      Shares                                   (Instr. 4)
---------  ---------   ------------  ----------   -----------   ------------   -------------   -------------
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============================================================================================================

Explanation of Responses:

(1) KEN KURTZ IS RESIGNING AS AN OFFICER AND DIRECTOR OF THE COMPANY EFFECTIVE DECEMBER 20, 2000.

(2) THESE SHARES OF COMMON STOCK HELD BY FIRST AVENUE, LTD. WERE CANCELED PURSUANT TO A BOARD OF DIRECTORS RESOLUTION AND AN ASSET ACQUISITION AGREEMENT, BOTH DATED DECEMBER 1, 2000.


                            /s/ KEN W. KURTZ                    12/14/2000
                          ---------------------------------  ----------------
                          ** Signature of Reporting Person         Date
                              KEN W. KURTZ

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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